                                                                                                                      Exhibit (12)



                                                              Pitney Bowes Inc.
                                          Computation of Ratio of Earnings to Fixed Charges (1)
                                          -----------------------------------------------------

(Dollars in thousands)                                              Three Months Ended                      Nine Months Ended
                                                                       September 30,                          September 30,
                                                             ---------------------------------    -------------------------------
                                                                       2003               2002              2003             2002
                                                             --------------     --------------    --------------    -------------
Income before income taxes.................................  $      171,794     $      213,785    $      511,037    $     610,635

Add:
    Interest expense.......................................          41,810             45,005           126,323          142,150
    Portion of rents
       representative of the
       interest factor.....................................          10,724             10,878            33,413           31,408
    Amortization of capitalized
       interest............................................             369                368             1,105              979
    Minority interest in the
       income of subsidiary
       with fixed charges..................................             876              1,377             2,974            4,006
                                                             --------------     --------------    --------------    -------------

Income as adjusted.........................................  $      225,573     $      271,413    $      674,852    $     789,178
                                                             ==============     ==============    ==============    =============

Fixed charges:
    Interest expense.......................................  $       41,810     $       45,005    $      126,323    $     142,150
    Portion of rents
       representative of the
       interest factor.....................................          10,724             10,878            33,413           31,408
    Minority interest, excluding
       taxes, in the income of
       subsidiary with fixed charges.......................           1,270              2,004             4,327            5,831
                                                             --------------     --------------    --------------    -------------

       Total fixed charges.................................  $       53,804     $       57,887    $      164,063    $     179,389
                                                             ==============     ==============    ==============    =============

Ratio of earnings to fixed charges.........................            4.19               4.69              4.11             4.40
                                                             ==============     ==============    ==============    =============


(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

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